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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) March 6, 2009

                          CONTINAN COMMUNICATIONS, INC.
                          -----------------------------
             (Exact name of registrant as specified in its charter)

          Nevada                        000-49648                73-1554122
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(State or other jurisdiction    (Commission File Number)        IRS Employer
     of incorporation)                                       Identification No.)

                   11 E. 44th Street, New York, New York 10017
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               (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code    212 687-1222
                                                      ------------



         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 6, 2009 the Company entered into a binding Letter of Intent to acquire all of the issued and outstanding capital stock of Consorteum, Inc. by means of an exchange of the Company's Common Stock for the issued and outstanding shares of Consorteum, Inc.

Consorteum, Inc. is a corporation organized on April 2, 2006 under the laws of the Province of Ontario, Canada. A development stage company, Consorteum, Inc. is engaged, generally, in the business of facilitating and processing of Card Payment Transactions within the Consumer Financial Services market.

Other than the Letter of Intent, there is no relationship between the Company or its affiliates and Consorteum, Inc. or its affiliates.

Under the terms of the Letter of Intent, the Company is required to (a) declare and make effective a reverse stock split of 100 to 1, with fractional shares rounded up to whole shares, and (b) change its name to "Consorteum Holdings, Inc." That is:

         1. As a condition precedent to the Closing, and prior to the issuance of the Company's Common Stock to the shareholders of Consorteum, Inc., the Company will declare a reverse stock split of 100 to 1, or one share for each one hundred shares currently held. As of the date of this filing the Company has 100,000,000 shares of Common Stock issued and outstanding and after the reverse stock split and prior to Closing will have 1,000,000 shares of Common Stock issued and outstanding; and

         2. As a condition precedent to the Closing, and prior to the issuance of the Company's Common Stock to the shareholders of Consorteum, Inc., the Company will change its name to "Consorteum Holdings, Inc.".

The Company is already in the process of complying with both conditions precedent: 1. Notice of the reverse stock split has been provided to FINRA and the required supporting documentation has been provided; and 2. A wholly-owned subsidiary of the Company has been formed and will be merged with and into the Company, which will change its name as a result of the merger.

Closing of the exchange acquisition transaction is subject to completion of the foregoing conditions and (a) the negotiation and execution of a mutually-agreed plan and agreement of reorganization (exchange) and (b) due diligence of both parties based upon audited financial statements to be exchanged by the parties. Upon the closing of the stock exchange transaction, the Company will issue forty million (40,000,000) shares of it post-reverse split Common Stock to the shareholders of Consorteum, PRO RATA. For purposes of U.S. federal income taxes, the transaction is intended to qualify as a so-called "B" Reorganization under
Section 368(a)(1)(B) of the Internal Revenue Code.


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Closing will be scheduled in the plan and agreement, when it is negotiated;
however, it is the intent of the parties to complete the transaction as soon as due diligence based upon the mutually-exchanged audited financial statements has occurred. Both parties are in the process of completing their financial statements and securing an audit of them. In addition, it is probable that the plan and agreement, when mutually-agreed, will contain provisions for the termination of the Agreement prior to Closing by either party under certain circumstances.

At Closing, it is anticipated that nominees of Consorteum, Inc. will be elected as the directors of the Company, and in turn appoint new officers, and the Company's current director and sole officer will thereafter resign, thereby effecting a change in control.


ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

Pursuant to the terms of a previously-agreed (2007) conversion agreement, on March 9, 2009 (prior to effectiveness of the 100 to 1 proposed reverse stock split discussed in Item 1.01, above) the Company issued 56,786,461 shares of its Common Stock to eleven (11) of its creditors upon conversion of an aggregate of $258,378.40 of indebtedness accrued since 2006 at a conversion price of $.00455 per share (I.E, 70% of .0065 as provided in the referenced conversion agreement). These shares were issued pursuant to Section 3(a)(9) of the Securities Act.


ITEM 8.01 OTHER EVENTS.

         In order to meet a pre-closing requirement (condition precedent) of the proposed exchange transaction, as provided in the Letter of Intent, the Board of Directors of the Company has declared a 100 to 1 reverse split of the Company's Common Stock. Each shareholder will receive one (1) share of Common Stock for each one hundred (100) shares currently held. No fractional shares shall be issued; all fractional shares shall be rounded up to the next whole share. The reverse split will be effective upon clearance of the reverse split by FINRA.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             CONTINAN COMMUNICATIONS, INC.


                                             By: /s/ Marcia Rosenbaum, President
                                                 -------------------------------
March 11, 2009                                   Marcia Rosenbaum